Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

CLASS A-2 CONVERTIBLE PREFERRED STOCK

OF

REGULUS THERAPEUTICS INC.

(pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Regulus Therapeutics Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the original Certificate of Designation of Preferences, Rights and Limitations of Class A-2 Convertible Preferred Stock (the “Class A-2 Preferred Stock”) of the Corporation (the “Certificate of Designation”) was originally filed with the Secretary of State of the State of Delaware on December 23, 2019.

SECOND: On November 30, 2020, the Board of Directors of the Corporation, in accordance with the provisions of Section 141 of the DGCL, adopted the following resolutions with the effect of approving and adopting this Certificate of Amendment to the Certificate of Designation (the “Certificate of Amendment”) and authorizing and directing the officers of the Corporation, for and on behalf of the Corporation, to execute and file this Certificate of Amendment with the Secretary of State of the State of Delaware:

RESOLVED, that, subject to the approval of holders of a majority of the outstanding shares of the Class A-2 Preferred Stock in accordance with Section 4 of the Certificate of Designation, the Certificate of Amendment be, and it hereby is, adopted and approved in all respects;

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to take all action deemed necessary or appropriate to solicit the approval by holders of a majority of the outstanding shares of the Class A-2 Preferred Stock with respect to the Certificate of Amendment, and that any and all such actions that may have been taken to date with respect thereto are hereby ratified, confirmed, authorized and approved in all respects; and

RESOLVED FURTHER, that, upon receipt of the requisite stockholder approval, the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and file the Certificate of Amendment with the Secretary of State of the State of Delaware, with such changes thereto as such officers may deem necessary or appropriate, with the execution thereof to be evidence of approval of such changes.

THIRD: That the following definition shall be added to Section 1:

““Parity Stock” means any series or class of the Corporation’s preferred stock or other capital stock of the Corporation hereafter created ranking by its terms on parity with the Class A-2 Preferred Stock or the Common Stock, in each case, as to distributions of assets upon Liquidation.”

FORTH: That Section 5 shall be amended and restated to read in its entirety as follows:

“Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed pari passu among the holders of the shares of Common Stock, Class A-1 Preferred Stock, Class A-2 Preferred Stock, Class A-3 Preferred Stock and Parity Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation (without regard to the Beneficial Ownership Limitation) immediately prior to such Liquidation. The Corporation shall mail written notice of any such Liquidation not less than 45 days prior to the payment date stated therein, to each Holder of shares of Class A-2 Preferred Stock.”

FIFTH: That Section 8(a) shall be amended and restated to read in its entirety as follows:

“(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, via email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 10628 Science Center Drive, Suite 225, San Diego, California 92121, Attention: Cris Calsada, email: ccalsada@regulusrx.com, with a copy (which shall not constitute notice) to: Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121, Attention: Thomas A. Coll, email: collta@cooley.com; or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or mailing address of such Holder appearing on the books of the Corporation, or if no such email address or mailing address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via email prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.”

SIXTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 4th day of December, 2020.

REGULUS THERAPEUTICS INC.

By:	/s/ Joseph P. Hagan
Name:	Joseph P. Hagan
Title:	President and Chief Executive Officer